EXHIBIT 10.1

                                    AGREEMENT

This Agreement is entered into and made between: MED SHIPPING AND TRADING S.A.
(MED), a Corporation under the Laws of the Republic of Liberia with office at Kaiserstrasse 12. c/o Grossmann & Partner, 60311 Frankfurt am Main Germany; represented by its Chairman Spyridon Armenis and AMERICAN INTERNATIONAL PETROLEUM CORPORATION (AIPC), a Nevada Corporation with office at 444 Madison Avenue, New York, NY 10022, represented by its Chairman Dr. George N. Faris.

MED represents that it holds and controls a ninety (90) percent interest in the undivided interests of Exploration License, dated November 15, 1996 signed by the Prime Minister of Kazakstan, Serles MG, No. 953 (Oil), issued to Scientific Industrial Firm DANK TOO (DANK). License and translation attached to Exhibit "A" (hereforth License). MED also represents that it has the authorization to transfer or assign all or part of its interest in the License to AIPC in accordance with its Agreements with the license holder DANK.

AIPC represents that it will accept an equity interest to participate in the License and guarantee the execution and completion of the minimum work program, and all expenditures related thereto, as specified in Section "B" of the License, on the following basis.

1. MED will have the License transferred to MSUP in accordance with the requirements of the Kazakstan government to the Joint Venture Company. MSUP MED SHIPPING USTURT PETROLEUM Company Limited (MSUP). MED will provide Financial Statements of MSUP as of March 31, 1997 which have been signed by the authorized officers of MSUP. The Financial Statements of MSUP will be prepared by AIPC's accounting representative with representations from the management that there are no liabilities or contingent liabilities subsequent to the statement date. The statements will be made part of this Agreement and will be attached as Exhibit "B". MED represents that MSUP has no liabilities as of this date, except for a contingent liability of the annual payments of approximately USD $190,000 each beginning July 1998 for the procurements of the date upon the transfer of the License to MSUP.

2. The Charter Documents and/or Articles of Incorporation of MSUP will be modified to reflect the following conditions.

      a). Percent of Ownership:

                  - AIPC     70%
                  - MED      20%
                  - DANK     10%

      b). Board of Directors. The existing directors will resign and seven new directors will be appointed to reflect the following distribution:

                  - AIPC     4
                  - MED      2
                  - DANK     1
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      c).   Authorized Capital: 1,000,000 (US DOLLARS EQUIVALENT)

                  - AIPC     700,000
                  - MED      200,000
                  - DANK     100,00

      d). The value of the License No. 953 when assigned to MSUP will be equal to the respective capital contributions of MED (USD $200,000) and DANK (USD $100,000) and recorded in the MSUP records as their respective initial capital contributions. Thereafter all further valuations will be proportionate to the ownership of MSUP.

      e). Revenue: All revenue will first be dedicated tot he liquidation of all operating and capital expenditures and provisions for appropriate taxes and required provisions. Eighty-five percent (85%) of all remaining revenues are to be dedicated to the retirement of principal and interest on financial loans related to MSUP and the License Operations.

3. In consideration of the above and purchase of seventy percent (70%) interest in MSUP from MED, AIPC will issue 700,000 common shares under the regulation "S" provisions of the U.S. Securities Exchange Commission to MED. The 700,000 shares will be issued and placed in trust with Stefan Grossmann. The shares will be issued to the Trustee to coincide with the effective date of transfer of the seventy percent interest to AIPC in the joint venture company MSUP, and the above listed modifications to the company charter are made. The said 700,000 shares will be held in trust by Stefen Grossmann until the License No. 953 is officially transferred to MSUP. The modifications to the MSUP charter will be done by AIPC's legal representative and execution of this Agreement hereby authorizes AIPC's legal representative to implement the claimer modifications immediately, limited only to the terms mentioned above. AIPC commits to meet all reasonable criteria of a "going concern" including demonstration of financial capability to facilitate the transfer of the License to MSUP.

4. AIPC will make additional payments to MED when the License is transferred to MSUP. These payments will be made in the following forms within fifteen
      (15) days of the official written approval of the transfer of the License to MSUP by the appropriate government entity; and the money, warrants and shares mentioned below at a), b) and c) will be sent to Stefan Grossmann,
      Trustee:

      a)    payment of USD 150,000

      b) Issuance of five (5) year warrants to purchase 500,000 common shares of AIPC stock at USD $2/share.

      c) Issuance of 500,000 common shares of AIPC stock with a restrictive legend that prohibits sale unless the five day average bid price of AIPC stock is quoted on the NASDAQ National Marketing System is equal to or greater than $2/share.

5. A special bonus will be paid to MED when an Execution License (Production License), with royalties and bonuses acceptable to AIPC becomes effective. This bonus will be paid with the Issuance of 1,500,000 shares of AIPC common stock to be placed to trust with Grossmann & Partner. The Trustee, Stefan Grossmann understands and agrees NOT to sell or dispose of the 1,500,000 shares unless the five day average bid price of AIPC stock as quoted on the NASDAQ National Marketing System is equal to or greater than USD $5/share. A legend to that effect will be placed on the stock certificate.

6. AIPC warrants that it will be responsible for the planning execution and evaluation required by the License minimum work programs. This program will be funded by way of direct interest bearing loans to MSUP in addition in the formation capital of the joint venture company. These loans will be made either from AIPC corporate offices directly to MSUP or through the wholly-owned subsidiary of AIPC established for operations in Kazakstan. The interest rate will not exceed 3.5 times the U.S. prime interest rate quoted by Chase Manhattan Bank New York.

7. All MSUP Co., Ltd. operations related to the License Series MG 953, both in the Exploration and Extraction phases, will be executed and managed by the wholly-owned subsidiary of AIPC established for operations in Kazakstan. A standard International Joint Operating Agreement will be executed between MSUP Co., Ltd. and the subsidiary to govern and control all aspects of the joint operations related to the License. A draft of this standard form has been presented to MED and is included herein as Annex A.

8. The AIPC wholly-owned subsidiary for Kazakstan operations will develop a Technical Service Contract with DANK to provide the required local technical support, governmental contracts, and the required interphase with ministerial and regulatory entities. This Technical Services Contract will be executed on an "arms length" basis and all fees will be supported by appropriate documentation of completed work. Contract fee amounts will not exceed normal local rates for similar services.

9. As additional consideration, AIPC will enter into a separate consulting agreement with MED, simultaneously with the execution of this Agreement, for the services of Mr. Spyridon Armenis. A draft of this consulting agreement is included herein as Annex B. This agreement will provide for the direct support of Mr. Armenis in the transition of establishing the local APIC subsidiary's operation in Kazakstan establishment of contracts for crude sales and marketing, development of production properties, and other activities related to the enhancement of the License and AIPC's Kazakstan operations. In addition, Mr. Armenis will be available to prepare reports and presentations on the project which may be required for presentation to industry analysts, potential investors and/or business partners. MED will be pre-paid USD $23,000,000 per month for these services starting with the execution of this Agreement, which includes all international travel and related expenses. It is anticipated that Mr. Armenis will be required to make at least four trips a year to Kazakstan in execution of these functions reasonable travel expenses for additional trips by Mr. Armenis will be reimbursed upon submittal of appropriate documentation of expenditures. AIPC will reimburse Mr. Armenis for all reasonable travel expenses ____ for trips requested by AIPC in relation to reports on presentations to the investor community. Said expenses will be supported by adequate documentation and receipts in accordance with normal company practices. This Consulting Agreement will continue for a term not to exceed three years, and will terminate automatically with:

      a). the sale, transfer or assignment of any portion of MED or of AIPC's increase in the License in and/or MSUP Co., Ltd. to an unrelated entity, subject to the provisions of section 10.a) and 10.b), or

      b). Initiation of a production program with the sustained production rates of 3,000 bbls/day or gas equivalent, and the corresponding actual distribution of revenue is made to MED in replacement of the consulting fee. In the event that the distribution is less than the stated consulting fee, AIPC shall make up the difference in cash, or

      c).   involuntary removal of AIPC as Operator of the License; or

      d). Mr. Armenis is not able to comply with the terms of the Consulting Agreement due to his involvement in other projects, physical incapability or separation from MED.

10. Each of the shareholders of MSUP Co. Ltd., will have a preferential right to purchase shares offered by any of the original shareholders or any proposed sale of transfer of any shares in the company as stipulated in article 10 of the Charter of MSUP Co., Ltd. The Charter should be revised to state that any partial sale or transfer of interest will be made in proportion to the original interest of the parties of AIPC, MED and DANK, and at each party's option. It is agreed that MED's representative, Mr. Spyridon Armenis, is appointed as the President of the Executive Operating Committee as provided in the Join Operating Agreement governing operations of the License No. 953.

      a). In the event that AIPC transfers all of its interest in MSUP, the receiving party will assume all of the obligations of AIPC related to the consulting agreement with MED. It will be AIPC's responsibility to make such arrangements.

     b). If AIPC transfers part of its interest in MSUP, the new party will participate proportionally in the obligations of AIPC related in the consulting agreement with MED. It will be AIPC's responsibility to make such arrangements.

11. MED will provide, simultaneously with the execution of this Agreement, satisfactory disclosure to AIPC on all agreements for payments it has made with third parties or shareholders of MED in relation to the execution of the License that could commit AIPC for future payments to maintain the License. MED represents that it has not made any commitments on AIPC's behalf, financial or otherwise, as of this date.

12. If MED and DANK are not able to have the License No. 953 transferred to MSUP within three months from the execution date of this Agreement, AIPC will receive a 10% interest in the License for the consideration it has paid MED to date, through a Joint Venture Agreement with MED and DANK. In this event, AIPC will be responsible only for its proportionate share of costs related to the development of the Joint Venture and the obligations under the License No. 953; in addition no payments under sections, 3, 4, 5, 8 and 9 will be due. This date can only be extended at AIPC's option by evidence in writing of said extension from AIPC reasonable extensions will be granted if the delay in transfer of the License is due to non-performance by AIPC or the government's reluctance to transfer the License to MSUP without a completed Contract as specified under clause 8.1 of the License.

13. The parties assure one another of their good faith. Any disputes shall be resolved by amicable discussions and negotiations. Any remaining dispute controversy or claim arising out of or in relation to or in connection with this Agreement or operations carried out under this Agreement, including without limitation any dispute as to the contribution, validity, interpretation, enforceability or breach of this Agreement shall be exclusively and finally settled by arbitration, and any party may submit such a dispute, controversy or claim to arbitration; and English law shall apply. The arbitration shall take place in London, England in the English language under the rules of the London Court of International Arbitration, which are herewith referred to and declared part of this present Agreement; and the decision of the arbitration will be binding and final on the parties. The losing party will pay for the reasonable costs and legal fees of the other side incurred in reference to the arbitration.

14. No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing or telefax and signed by a duly authorized representative of each of the parties. At any time the parties may unanimously agree to amend this Agreement. This Agreement may be executed in one or more counterparts, all which when taken together shall constitute one and the same document. This Agreement may be executed by facsimile, and such execution shall have the same force and effect as if executed in the original.

15. This Agreement comprises the full and complete agreement of the parties hereto with respect to the transfer of interest in the License No. 953 and related operations, and contracts with MED, and supersedes and cancel all prior understandings and agreements between the parties hereto, whether written, oral expressed or implied. In the event of any conflicts between the provisions of this Agreement and provisions in any other related documents, the provisions of this Agreement shall control.

16. This Agreement shall inure to the benefit of and be binding upon the successors, assignees and transferees of the parties; provided, however, this section shall not be deemed to authorize successions, assignments or transfers not otherwise expressly permitted herein.

17. During the term of this Agreement, no party shall in respect of its participation interest create any royalty interest, overriding royalty interest, net profits interest, or other similar interest, out of its participating interest hereunder which would in any way effect the participating interests of any of the other parties.

Both parties represent that their respective Boards have been informed of this Agreement and approve execution. The parties agree to supply written documentation of the respective board resolutions authorizing execution of this Agreement.

Agreed to at Frankfurt and New York, this 22nd day of April 1997.



-----------------------------               ----------------------------
Spyridon Armenis                            Dr. George N. Faris
Chairman and President of MED               Chairman and CEO of AIPC



----------------------------
Stefan Grossmann, Trustee

                                     ANNEX B
                               CONSULTING SERVICES
                                    AGREEMENT

1. This CONSULTING SERVICES AGREEMENT ("AGREEMENT") is effective this 22nd day of April 1997 between American International Petroleum Corporation ("AIPC") with office at 444 Madison Avenue, New York, NY represented by its President, Dr. George N. Faris, and MED Shipping and Trading S.A. ("MED"), with office c/o Grossmann & Partner, Kaiserstrasse 12, 60311 Frankfurt am Main, Germany, represented by its President Spyridon Armenis.

2. Both parties agree that this AGREEMENT does not form any employer-employee relationship between them, MED is an independent Consultant for oil and gas with Spyridon Armenis ("Armenis") as its President. MED represents that it is not controlled by U.S. citizens as defined in the SEC regulations. MED herewith waives all benefits that normally are paid or granted only to an employee in the sense of labor law (for instance, social security, termination protection, pension rights, etc.).

3. In connection with his Presidency for MED Shipping and Trading S.A., MED herewith offers his services as an independent non-employed Consultant for all business questions and problems related to the License dated 16th of November 1996, signed by the Prime Minister of the Republic of Kazakstan. Series MG No. 953 (Oil) ("License") and related to the Agreement between AIPC and MED as shown in Exhibit "A" to this AGREEMENT.

4.    AIPC herewith accepts MED's foregoing offer.

5. Both parties agree that ARMENIS shall use his personal contacts with business people and government officials and government advisors in Kazakstan, USA and Europe in order to further the profitable development and exploitation of the License. Specifically:

      a). ARMENIS will provide all help and support reasonably at his disposition for the transition of establishing the local AIPC subsidiary's operations in Kazakstan, establishment of contacts for crude sales and marketing, development of production properties, and other activities related to the enhancement of the License and AIPC's Kazakstan operations. (Agreement between AIPC and MED , Sect.
            9). In addition, ARMENIS will be available to prepare reports and presentations on the project which may be required for presentation to industry analysts, potential investors, and/or business partners.

      b). In relation to development of production properties, it is understood that ARMENIS will offer all and any opportunities first to AIPC and nothing will be interpreted as conflict of interest for ARMENIS to secure an appropriate interest for MED's benefit. However, if AIPC decides that it does not wish to pursue any of these opportunities, ARMENIS will be deemed free to pursue those opportunities for the full benefit of MED without any obligations or reimbursements to AIPC.

      c). In compensation for ARMENIS's consultant services, MED (c/o Grossmann & Partners trust account), will be paid US$23,000 (twenty three thousand US dollars) per month prepaid, which is to start with the Execution of the Agreement between MED and AIPC and which includes all international travel and related expenses. It is anticipated that

      ARMENIS will be required to make at least four trips a year to Kazakstan in execution of those functions. Reasonable travel expenses for additional trips by ARMENIS will be reimbursed upon submittal of appropriate documentation of expenditures (Kazak invoices will be in Russian and Tenge currency). AIPC will reimburse MED for all reasonable travel expenses incurred for the trips requested by AIPC in relation to reports or presentations to the investor community. Said expenses will be supported by adequate documentation and receipts in accordance with normal company practices.

      d). This AGREEMENT will become effective upon the execution of the Agreement between MED and AIPC. It will continue for a term not to exceed three (3) years, and will terminate automatically under the provisions of sect.8a.), 8b), 8c) and 8d) of the Agreement between MED and AIPC, which are further repeated and expanded as follows:

            (i) the sale, transfer, or assignment of any portion of MED's interest in the License and/or in MSUP MED Shipping Usturt Petroleum Co., Ltd. to an unrelated entity or

            (ii) Initiation of a production program with sustained production rates of 3,000 barrels per day or gas equivalent, and the corresponding actual distribution of revenues flowing to MED is at least equivalent to the consulting fee, AIPC shall have the right to make up the difference in cash, or

            (iii) ARMENIS is unable to comply with the terms of this Agreement due to separation from MED, physical incapacity, or involvement in other projects; however, this clause is not arbitrary and does not give permission to AIPC to make unreasonable requests. AIPC shall notify ARMENIS at least seven (7) days before any travel requests.

6. MED's consultant shall not be construed as an agency of AIPC or its subsidiaries. Neither MED nor ARMENIS shall have power of attorney to create legal obligations on behalf of AIPC.

7. Election of law and Arbitration agreements shall be identical with the respective passages in the Agreement between AIPC and MED (there, sect.
      73).


Date:  _________



---------------------------------------
Dr. George N. Faris
President
American International Petroleum Corporation


---------------------------------------
Spyridon Armenis
as President of MED Shipping and Trading S.A. and as Consultant

Additional, Clause per the handwritten "Note" above:

Consultant and MED expressly agrees to indemnify and hold harmless AIPC and its agents, directors, officers and employees from and against all losses, expenses (including, but not limited to, attorney's fees), claims, demands, liabilities or causes of action arising in connection with the performance of this Agreement which are the result of illness, injury or loss of life.